Exhibit 99.1

For Immediate Release
Contact: Yvonne Donaldson

713-209-8464

donaldson@cooperindustries.com

Cooper Industries Reaches Revised Agreement to Resolve
Abex Asbestos Liabilities Through Federal-Mogul Bankruptcy Trust

HOUSTON, July 7, 2006 – Cooper Industries, Ltd. (CBE: NYSE) announced today that the Company and other parties involved in the resolution of the Federal-Mogul Corporation (“FMC”) bankruptcy proceeding have reached a revised agreement regarding Cooper’s participation in Federal-Mogul’s 524(g) asbestos claimants’ trust. By participating in this trust, Cooper will resolve its liability for asbestos claims arising from the Company’s former Abex Friction Products business. The revised proposed settlement agreement is subject to court approval, to approval by 75 percent of the current Abex asbestos claimants and to certain other approvals. The settlement will resolve more than 38,000 pending Abex claims. Future claims will be resolved through the bankruptcy trust, and Cooper will be protected against future claims by an injunction to be issued by the court upon plan confirmation.

Cooper sold its Automotive Products business, including its Abex Friction Products business, to FMC in October 1998 and was indemnified for liabilities related to the divested business, pursuant to a Purchase and Sale Agreement. On Oct. 1, 2001, FMC and several of its affiliates filed a Chapter 11 bankruptcy petition and indicated that FMC may not honor its indemnity obligations to Cooper, including its obligations for claims related to the Abex Friction Products business.

In mid-December 2005, Cooper and other parties involved in the FMC bankruptcy proceeding reached an agreement regarding Cooper’s participation in Federal-Mogul’s 524(g) asbestos claimants’ trust. The proposed settlement agreement was subject to certain conditions, including the issuance of a preliminary injunction staying all of the pending Abex asbestos claims for which Federal-Mogul provided indemnification.

At a hearing on Jan. 20, 2006, FMC and other parties to the bankruptcy proceedings were unable to satisfy the court’s requirements to grant the required preliminary injunction. As a result, the proposed settlement agreement required renegotiation of certain terms, which has now been completed.

“In addition to the terms for participation in the Federal-Mogul 524(g) trust, the revised agreement provides Cooper with a fair resolution of its claims against Federal-Mogul in the event that the revised settlement is not approved by the current Abex asbestos claimants or the bankruptcy court,” said Kirk Hachigian, chairman, chief executive officer and president, Cooper Industries. “Given the costs of continued litigation, the uncertainty of legislative reforms and the

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risks inherent in remaining in the tort system, we believe resolving the Abex liabilities through the trust is the preferable option for our shareholders. With this settlement in place, we will have certainty and finality regarding the Abex liability and can fully focus management resources on executing our strategic plan.”

Key Terms and Aspects of the Revised Proposed Settlement Agreement

•	Cooper has agreed to pay $256 million in cash into the trust on the date Federal-Mogul emerges from bankruptcy. With Cooper’s strong cash flow and balance sheet, the Company negotiated elimination of the contribution of 1.4 million common shares to the trust by increasing the cash contribution. Cooper has or will receive $37.5 million from other parties toward its cash obligation.

•	As in the December 2005 agreement, Cooper has agreed to make 25 annual payments of up to $20 million each to the trust with such payments being reduced by insurance proceeds. The minimum annual payment of $3 million in the December 2005 agreement has been eliminated. However, Cooper has agreed to make advances, beginning in 2015 through 2021, in the event the trust is unable to pay outstanding qualified claims at 100 percent of the value provided for in the trust agreement. In the event that advances are made by Cooper, they will accrue interest at 5 percent per annum, and will be repaid in years where excess funds are available in the trust or credited against the future year annual payments. The maximum advances are $36.6 million.

•	Cooper, through Pneumo-Abex LLC, has access to Abex insurance policies, with remaining limits on policies with solvent insurers in excess of $750 million. The trust will retain 10 percent of the insurance proceeds for indemnity claims paid by the trust for the first 25 years and thereafter will retain 15 percent.

•	Cooper will pay all defense costs through the date Federal-Mogul emerges from bankruptcy and will be reimbursed for indemnity payments to the extent such payments are eligible for payment from the trust. Cooper will retain the rights to receive the insurance proceeds related to indemnity and defense costs paid prior to the date Federal-Mogul emerges from bankruptcy.

•	As in the December 2005 proposed agreement, Cooper will forego certain claims and objections in the Federal-Mogul bankruptcy proceedings. However, under the revised proposed agreement, which is subject to court approval, in the event that Cooper’s participation in the Federal-Mogul 524(g) trust is not approved for any reason, Cooper would receive a cash payment of $138 million on the date Federal-Mogul emerges from bankruptcy and 20 percent of any insurance policy settlements related to the former Wagner business purchased by Federal-Mogul in 1998. If Cooper participates in the trust, it will receive 12 percent of any Wagner insurance settlements.

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“Removing the Company’s common stock as a component of the revised settlement agreement eliminates additional charges and reversals of charges that may have occurred to account for any changes in the market value of the Company’s stock,” said Terry Klebe, senior vice president and chief financial officer. “In addition, the agreement provides Cooper a significant cash payment in the event that we do not participate in the Federal-Mogul 524(g) trust along with additional upside from insurance recoveries in excess of the estimated recoveries currently reflected in the overall accrual.” Although the payments related to the settlement could extend to 25 years and the collection of insurance proceeds could extend beyond 25 years, the liability and insurance will not be discounted on Cooper’s balance sheet, as the amount of the actual annual payments is not reasonably predictable. Cooper anticipates taking an after-tax charge to “loss from discontinued operations” of between $20 million and $25 million in the second quarter ended June 30, 2006.

In addition to the Company, parties to the agreement include FMC; Federal-Mogul Products, Inc. (“FMP”); the Future Claimants’ Representative for FMC and FMP appointed in the Chapter 11 cases known as In re Federal-Mogul Global Inc., T&N Limited, et al., No. 01-10578, pending in the United States Bankruptcy Court for the District of Delaware; the Official Committee of Asbestos Claimants for FMC and FMP appointed in the Reorganization Cases; Pneumo-Abex LLC; and PCT International Holdings Inc. These parties have agreed to the terms of the proposed settlement agreement.

About Cooper Industries
Cooper Industries, Ltd. is a global manufacturer of electrical products and tools, with 2005 revenues of $4.7 billion, approximately 30 percent of which are international sales. Incorporated in Bermuda with administrative headquarters in Houston, Cooper employs approximately 29,000 people and operates eight divisions: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices and Cooper Tools Group. Cooper Connection provides a common marketing and selling platform for Cooper’s sales to electrical distributors. For more information, visit the website at www.cooperindustries.com.

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